                                                                                                                    Exhibit 12.1
                                                                                                                      3/18/2003
                               GULF POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2002


                                                                                                                        Twelve
                                                                                                                         Months
                                                                                                                        Ended
                                                                                                                       December
                                                    ----------------------------------------------------------------------------
                                                         1998          1999           2000            2001            2002
                                                         ----          ----           ----            ----            ----
                                                    ----------------------------Thousands of Dollars----------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Income BeforeIncomeTaxes                         $  89,356      $ 86,515      $  82,607      $   89,716      $ 104,397
  Interest expense, net of amounts capitalized         25,556        26,861         28,085          25,034         31,452
  Distributions on preferred securities of subsidiary   6,034         6,200          6,200           6,477          8,524
      AFUDC - Debt funds                                    0             0            440           2,510          1,392
                                                    ---------      --------      ---------      ----------      ---------
         Earnings as defined                        $ 120,946      $119,576      $ 117,332      $  123,737      $ 145,765
                                                    =========      ========      =========      ==========      =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                     $  19,718      $ 21,375      $  22,622      $   24,520      $  28,815
   Interest on affiliated loans                             0             0              0             396            629
   Interest on interim  obligations                     1,190         2,371          2,804             768            446
   Amort of debt disc, premium  and expense, net        2,100         1,989          2,047           2,059          2,591
   Other interest  charges                              2,548         1,126          1,052            (199)           363
  Distributions on preferred securities of subsidiary   6,034         6,200          6,200           6,477          8,524
                                                    ---------      --------      ---------      -----------     ---------
         Fixed charges as defined                   $  31,590      $ 33,061      $  34,725      $   34,021      $  41,368
                                                    =========      ========      =========      ===========     =========



RATIO OF EARNINGS TO FIXED CHARGES                       3.83          3.62           3.38            3.64           3.52
                                                        =====         =====          =====           =====           ====